Exhibit 10.8
VENDINGDATA CORPORATION
6830 Spencer Street
Las Vegas, Nevada 89119

April 18, 2006

Mr. William Purton and Synwood Pty Ltd
600 Waterdale Road
Heidelberg West
Victoria, Australia

Re:    Proposed Acquisition of Dolphin Advanced Technologies Pty Ltd.

Gentlemen:

This letter is intended to confirm our mutual intent to pursue the proposed purchase by VendingData Corporation, a Nevada corporation, or one of its affiliates or subsidiaries, now existing or to be created (“VendingData”), of all of the shares in Dolphin Advanced Technologies Pty Ltd. (“Dolphin”) (which will hold all of the shares in Dolphin Products Pty Ltd. (“Dolphin Subsidiary”)) and to engage in certain related transactions, as more fully described in and subject to the terms and conditions set forth in Exhibit A (the “Term Sheet”) attached to and made a part of this letter, which we refer to as the “Letter of Intent.”

The parties acknowledge and agree that the provisions of this Letter of Intent shall constitute the legal and binding obligation of the parties, and the attached Term Sheet shall constitute the legal and binding obligation of the parties to use their best efforts to work towards, and effect the execution and delivery of, definitive and binding agreements incorporating terms consistent with the Term Sheet (the “Definitive Agreements”).

1.    Each party agrees that after the date of this Letter of Intent it will keep the Confidential Information (as defined herein) confidential, not use Confidential Information of the disclosing party except as is necessary to evaluate the potential business relationship described herein and not disclose to third parties any of the Confidential Information, unless otherwise required by law or applicable SEC or American Stock Exchange reporting regulations. The receiving party may make the Confidential Information available only to its officers, directors, employees and advisors who have a need for such access; provided that the receiving party has informed all such persons of the provisions of this Letter of Intent and such persons have agreed in writing to be bound by these terms. The receiving party may make only the minimum number of copies of any Confidential Information required to evaluate the business relationship described herein. All proprietary and copyright notices in the original must be affixed to copies or partial copies.

If a recipient of Confidential Information or any of its representatives is required by law (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the recipient shall and shall cause its representatives, as the case may be, to (i) immediately notify the disclosing party of the existence, terms and circumstances surrounding such request, (ii) consult with the disclosing party on the advisability of taking legally available steps to resist or narrow such request and (iii) assist the disclosing party in seeking a protective order or other appropriate remedy. If such protective order or other remedy is not obtained or the disclosing party waives compliance with the provisions hereof, (i) the recipient or its representatives, as the case may be, may disclose only that portion of the Confidential Information which it is advised by counsel is legally required to be disclosed, and shall exercise reasonable commercial efforts to obtain assurance that confidential treatment will be accorded such Confidential Information, and (ii) the recipient shall not be liable for such disclosure unless disclosure was caused by or resulted from a previous disclosure by the recipient or its representatives that was prohibited by this Letter of Intent.

Exhibit 10.8

“Confidential Information” means (i) the existence and terms of this Letter of Intent, the facts and content of all discussions relating to the proposed transaction (including the proposed terms and conditions), [the fact Dolphin has made information available to VendingData and/or that discussions or negotiations have taken place concerning a possible transaction,] and (ii) any information which is disclosed in any tangible form and is clearly labeled or marked as confidential, proprietary or its equivalent, or information which is disclosed orally or visually, is designated confidential, proprietary or its equivalent at the time of its disclosure and is reduced to writing and clearly marked or labeled as confidential, proprietary or its equivalent within thirty (30) days of disclosure.

The receiving party shall not be obligated to maintain any information in confidence or refrain from use, if: (a) the information was in the receiving party’s possession or was known to it prior to its receipt from the disclosing party; (b) the information is or becomes public knowledge without the fault of the receiving party; (c) the information is or becomes rightfully available on an unrestricted basis to the receiving party from a source other than the disclosing party; or (d) the information becomes available on an unrestricted basis to a third party from the disclosing party or from someone acting under its control.

Within three (3) days of the Termination Date (as defined below), the receiving party shall immediately return to the disclosing party all copies of Confidential Information received hereunder or, if the disclosing party requests, shall immediately destroy all Confidential Information, and shall certify such destruction to the disclosing party.

Each of William Purton and Synwood Pty Ltd (collectively “the Vendors”) understands that in the course of the discussions he or it may come into possession of material non-public information concerning VendingData under U.S. securities laws and regulations and will not, and will use his or its best efforts to cause its affiliates and personnel to not, effect any purchase or sale of VendingData’s common stock or effect any transaction involving a derivative security relating to VendingData’s common stock (including, but not limited to, options, warrants, puts, calls, collars and the like) so long as such person is in possession of VendingData material non-public information.

2.    The Vendors represent and warrant that they own all of the outstanding equity securities of Dolphin, and that Dolphin owns all of the outstanding equity securities of Dolphin Subsidiary. The Vendors agree that from the date hereof until the earlier of (i) the date the parties mutually agree to terminate this Letter of Intent, or (ii) June 1, 2006 (the earlier to occur of such dates is referred to as the “Termination Date”), the Vendors will not, and will not permit Dolphin or Dolphin Subsidiary to, solicit, or initiate, engage in or encourage discussions with, or enter into any agreement with, any party relating to the possible acquisition of Dolphin or Dolphin Subsidiary (by way of merger, purchase of capital stock, purchase of assets, license, lease or otherwise) or any material portion of either company’s capital stock or assets (collectively, a “Restricted Transaction”) or permit any of their officers, directors, representatives, employees, or agents, or the officers, directors, representatives, employees, or agents of Dolphin or Dolphin Subsidiary, to enter into such an agreement. Further, in the event that during this period Dolphin or Dolphin Subsidiary or any of their affiliates is contacted by any third party expressing an interest in discussing a Restricted Transaction involving Dolphin or Dolphin Subsidiary, Vendors will promptly (within one day of receipt) provide VendingData with the name of the potential acquirer and the terms and conditions of such proposed Restricted Transaction. If (a) Vendors breaches Section 2 of this Letter of Intent or if Vendors or any officer, director, representative, or agent of a Vendor provides to VendingData written notice that negotiations towards a defined agreement are terminated, and (b) within one year after such date of the breach or notice of termination, as the case may be, Vendors, or either of them, Dolphin, Dolphin Subsidiary or any officers, directors, representatives, or agents of a Vendor, Dolphin or Dolphin Subsidiary signs a letter of intent or agreement related to the acquisition of a material portion of the capital stock, assets, or business of Dolphin or Dolphin Subsidiary, in whole or part whether directly or indirectly, through purchase, mergers, consolidations or otherwise (other than sale of inventory or immaterial portions of the assets of either Dolphin or Dolphin Subsidiary in the ordinary course of businesses) and such transaction is ultimately consummated, then, immediately upon the closing of such transactions, Vendors shall be jointly and severally liable to immediately pay to VendingData the sum of Two Million US dollars (US$2,000,000). This clause shall not apply in the event VendingData breaches this Letter of Intent.

Exhibit 10.8

3.    From the date hereof until either (i) the Termination Date, or (ii) the date that the Definitive Agreements are signed, Vendors will cause Dolphin and Dolphin Subsidiary to each conduct its business in the normal and ordinary course, consistent with prior practices, and will also consult with VendingData on an on-going basis regarding any business activities not undertaken in the ordinary course.

4.    Each party represents and warrants to the other that neither it nor Dolphin, Dolphin Subsidiary or any of their affiliates is a party to and/or bound by any agreement which conflicts with this Letter of Intent or would prevent it from entering into a Definitive Agreement regarding the transactions contemplated by the Term Sheet.

5.    Each party acknowledges that a breach by it of its obligations under this Letter of Intent could cause irreparable harm to the other. Accordingly, each acknowledges that the remedy at law for breach of such obligations hereunder could be inadequate and agrees, in the event of a breach or threatened breach by a party of such provisions, that the other party shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate performance hereunder, without the necessity of showing economic loss, and without any bond or other security being required.

6.    This Letter of Intent, and specifically the exclusivity provisions of Section 2, have been unanimously approved by the Vendors.

7.    Each party hereby represents, warrants and agrees that its representations, warranties, covenants and agreements made in this Letter of Intent are enforceable against it to the fullest extent of the law.

Exhibit 10.8

8.    This Letter of Intent shall be governed by the laws of the State of Nevada, without giving effect to conflict of law principles. The parties agree that any claim or cause of action arising from or relating to this Letter of Intent and the transactions contemplated hereby shall be subject to the exclusive jurisdiction of the Federal or State courts located in Las Vegas, Nevada.

If you are in agreement with the terms and conditions set forth in this letter and the attached Term Sheet and desire to proceed on that basis, please sign this Letter of Intent in the space provided below and return an executed copy to the undersigned no later than 5:00 p.m. (California Time) April 20, 2006 or the proposal shall terminate. Upon receiving your signed reply, we will begin our due diligence investigations.

We look forward to concluding a mutually beneficial transaction.

Very truly yours, VENDINGDATA CORPORATION

By:	/s/ Mark R. Newburg
Mark Newburg, Chief Executive Officer
Agreed to and accepted this ___ day of April 2006

/s/ William Purton
WILLIAM PURTON

SYNWOOD PTY LTD

By: /s/ William Purton
William Purton, Director

EXHIBIT A TO LETTER OF INTENT

CONFIDENTIAL TERM SHEET

This term sheet summarizes the principal terms and conditions of the proposed transaction between VendingData Corporation and the Vendors. This term sheet is intended to constitute a binding commitment of the parties to use their best efforts to negotiate and execute Definitive Agreements with respect to the proposed transaction, and accordingly attempts to address all of the material terms of the proposed transaction. However, the final terms are subject to completion of all due diligence and may be modified prior to execution and delivery of DefinitiveAagreements. Capitalized Terms used in this Term Sheet not otherwise defined have the meanings given in the Letter of Intent between VendingData Corporation and the Vendors, to which this Term Sheet is an Exhibit.

Transaction Structure

It is presently contemplated that the transaction will be structured as the acquisition by a subsidiary of VendingData ("VNX Sub") of all of the shares in Dolphin, which will be the 100% owner of all of the outstanding equity securities of Dolphin Subsidiary (the "Acquisition").

Consideration

In consideration of the Acquisition, VendingData has paid a USD$2.5 million non-refundable deposit to the Vendors or their associates, representing a cash advance in respect of a portion of the purchase price(corresponding to 714,285 shares of VendingData common stock) for shares in Dolphin. At signing Vendingdata will issue 2,000,000 shares of common stock (which are refundable in the event the transaction does not close) and will be secured by a note and loan agreement to be forgiven at closing. At closing VendingData will issue 1,285,715 shares of common stock.

For a period beginning on the Closing and ending on the second anniversary of the Closing (the ***"Sale Period"***), VendingData agrees that, with respect to any public sales by the Vendors of the Consideration Shares at a sale price (before commissions or fees) of less than USD$3.50 per share, VendingData shall deliver to the Vendors cash, or shares of common stock of VendingData (valued at the then-current market price) equal to the difference between the sale price and USD$3.50 per share. The Vendors shall use their reasonable best efforts to maximize the sale price of the Consideration Shares sold during the Sale Period.

If the Vendors make a public sale of any Consideration Shares at a sale price (before commissions or fees) of more than USD$5.00 per share during the Sale Period, the Vendors will remit to VendingData cash in the amount of the excess received, or in the alternative, will return that number of Consideration Shares equal in value to the excess. If the Vendors choose to return Consideration Shares to pay the excess, such shares will be valued at the then-current market value of VendingData's common stock.

VendingData shall have a right of first refusal ***("ROFR")*** with respect to all sales of Consideration Shares by the Vendors. During the Sale Period, if VendingData exercises its ROFR, it will pay the then current market price, but not more than USD$5.00 per share and not less than USD$3.50 per share, for such Consideration Shares. Following the expiration of the Sale Period, such purchases shall be made at the current market price of VendingData's common stock. VendingData must advise the Vendors in writing regarding its decision to exercise its ROFR within five (5) business days of receiving written notice from the Vendors of their intent to sell any Consideration Shares.

Seat on the VendingData Board of Directors

William Purton shall be appointed to the board of directors of VendingData, subject to (i) compliance with all applicable securities laws, and (ii) receipt of all required approvals of gaming and other regulatory authorities.

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Shareholder and Board Approval	The Vendors shall unanimously approve the Acquisition and Definitive Agreements prior to their execution and delivery by the Vendors. The Acquisition and Definitive Agreements shall be subject to approval of the board of directors, and, if required, approval of the shareholders of VendingData. If approval of VendingData's shareholders is required, VendingData shall hold a special meeting of shareholders as soon as practicable following the execution of a Definitive Agreement. If required, the Vendors shall cooperate with VendingData in VendingData's preparation of an appropriate proxy statement ("*Proxy Statement*") to be filed with the Securities and Exchange Commission and delivered to VendingData's shareholders.
Stock Options; *Other Stock Rights*:	Any outstanding options, warrants or rights to purchase membership interests or other securities of Dolphin or Dolphin Subsidiary will terminate as of the Closing to the extent that such warrants or other rights have not been exercised prior to the Closing.
Retained Employees:	Concurrently with the execution of the Definitive Agreements certain employees of Dolphin to be identified by VendingData (collectively, the "*Retained Employees*") will receive written offers of employment on terms to be decided by VendingData, to become effective upon the Closing. VendingData and Dolphin will work together on developing appropriate communications to the employees of Dolphin regarding the transaction, and developing a transition plan in contemplation of the Closing. All employee communications pertinent to employment matters connected with the transaction shall be subject to the approval of VendingData.

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Representations, Warranties, Covenants and Closing Conditions; Closing	The Definitive Agreements shall include customary representations, warranties and covenants for an acquisition transaction of this nature. VendingData's obligation to enter into the Definitive Agreements and effect the Closing will be conditioned upon (i) completion by VendingData of due diligence, including review of existing contracts and audited financial statements of Dolphin and Dolphin Subsidiary, conduct of an audit, if VendingData elects to do so, visits to the facilities of Dolphin and Dolphin Subsidiary and any related locations, meetings with management, review of the draft contract and further work concerning the regulatory, financial, legal and tax aspects of both Dolphin and any proposed transaction therewith, (ii) delivery to VendingData by Dolphin of its consolidated financial statements (consolidated with Dolphin Subsidiary) as of and for the two years ended December 31, 2005, prepared in accordance with U.S. GAAP and audited in accordance with U.S. generally accepted accounting standards by a registered member firm of the Public Company Accounting Oversight Board, and unaudited interim consolidated financial statements as required by the rules of the U.S. Securities and Exchange Commission, (iii) the representations and warranties of the Vendors being true and correct in all material respects, (iv) all covenants of the Vendors having been complied with in all material respects, (v) applicable regulatory clearance, including compliance with all applicable gaming laws, no injunctions or restraints applicable to the Closing, and no litigation seeking such a result, (vi) requisite board and stockholder approvals by Dolphin, Dolphin Subsidiary and VendingData (to the extent required), (vii) the effectiveness of employment and non-competition agreements, if any, executed by Retained Employees in connection with the Acquisition, and the continued employment of the Retained Employees to be identified by VendingData, (viii) general releases executed by Dolphin and Dolphin Subsidiary employees specified by VendingData, (ix) required third party consents, (x) customary legal opinion of counsel for Dolphin and Dolphin Subsidiary, and (xi) other closing conditions to be determined.
Indemnity	The Vendors will indemnify VendingData for claims, damages, costs and expenses related to breaches of representations, warranties and covenants and for other matters agreed to by the parties. If any specific matter is identified in diligence, there may be an adjustment to the indemnity and establishment of an escrow.
Operation of the Business	The Definitive Agreements will contain a covenant similar to that set forth in Section 3 of the Letter of Intent, providing that until (i) cessation of discussions between the Vendors and VendingData, or (ii) the date of the Closing, Dolphin and Dolphin Subsidiary will each conduct its business in the normal and ordinary course, consistent with prior practices, and will also consult with VendingData on an on-going basis regarding any business activities not undertaken in the ordinary course, including without limitation, any license agreements (other than standard end user license agreements), manufacturing agreements, "bundling" agreements, or other material contracts into which Dolphin proposes to enter.
Termination Events	(i) By mutual agreement; (ii) on the prescribed Termination Date; (iii) failure of VendingData to obtain any required approvals; (iv) if the Acquisition is enjoined or becomes illegal; or (v) by either VendingData or the Vendors if the other party is in material breach that is noncurable or is not cured within 14 days of the notice.
Exclusivity	The Definitive Agreements will contain an exclusivity covenant similar to that set forth in Section 2 of the Letter of Intent.
Timing	Negotiation of final Definitive Agreements, completion of due diligence, delivery

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of required Dolphin consolidated financial statements prepared in accordance with U.S. GAAP, and receipt of all required stockholder, board, and third party approvals required by the Vendors, signing of Definitive Agreements and with Closing on such date or as soon thereafter as all conditions to Closing are either satisfied or waived, but in any event by no later than July 3rd, 2006.

Fees and Expenses	VendingData and the Vendors will each pay their own fees and expenses (including legal, accounting, investment banking and financial advisory fees and expenses) with respect to the proposed transactions.

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